Exhibit 2.1

AMENDMENT No. 3 TO THE

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT No. 3 TO THE AGREEMENT AND PLAN OF MERGER (this “Third Amendment”), is entered into effective as of September 29, 2014, is by and among Speed Commerce, Inc., a Minnesota corporation and f/k/a Navarre Corporation (“Parent”), Speed Commerce Corp., a Minnesota corporation, a wholly-owned subsidiary of Parent and f/k/a SpeedFC, Inc. (“Merger Sub”), and Jeffrey B. Zisk, in his capacity as representative (the “Equityholder Representative”) of the SFC Equityholders; and is ratified by at least eighty-five percent (85%) in interest (based on their relative Percentage Interests) of the SFC Equityholders (as defined in the Merger Agreement (as such term is defined below)).

RECITALS:

A.     Parent, Merger Sub, SpeedFC, Inc., a Delaware corporation, the SFC Equityholders and the Equityholder Representative previously entered into that certain Agreement and Plan of Merger, dated September 27, 2012 (the “Original Merger Agreement”), as amended pursuant to that certain Amendment No. 1 to the Agreement and Plan of Merger, dated October 29, 2012 (the “First Amendment”) and that certain Amendment No. 2 to the Agreement and Plan of Merger, dated June 26, 2013 (the “Second Amendment” and collectively with the Original Merger Agreement, the “Merger Agreement”). Capitalized terms used but not defined herein shall have the meanings given them in the Merger Agreement.

B.     Parent and Equityholder Representative entered into that certain letter agreement, dated May 15, 2014 relating to the timing of a potential adjustment to the Merger Consideration under the Merger Agreement (the “Letter Agreement”).

C.     The purpose of this Third Amendment is to set forth the parties’ agreement on such adjustment to the Merger Consideration.

D.     Pursuant to Section 11.01 of the Merger Agreement, the Equityholder Representative has been granted authority by each SFC Equityholder to execute and deliver amendments to the Merger Agreement. This Third Amendment shall be effective as of the date first set forth above.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt, sufficiency and mutuality of which are hereby acknowledged, the parties agree as follows:

1.     Effective as of the date hereof, the Merger Consideration shall be reduced by One Million Three Hundred Thousand and 00/100 Dollars ($1,300,000.00) (the “Reduction Balance”). In order to effect such reduction in the Merger Consideration, the parties agree as follows:

(a)

first, on the date hereof, the Escrow Agent shall release to Parent the full Escrow Amount in cash by wire transfer to Parent’s address contemplated by the Escrow Agreement (the “Last Escrow Release”), which the parties hereto agree is Seven Hundred Seventy Five Thousand Two Hundred Sixty Nine and 49/100 ($775,269.49). Notwithstanding the terms of the Letter Agreement, the Final Release Date shall be September 29, 2014 and the Escrow Account shall be released to Parent on or before 5:00 p.m. C.D.T. on such date;

(b)

second, to the extent remaining after the Last Escrow Release, any remaining Reduction Balance shall be offset on a dollar-for-dollar basis against, and shall reduce to $0.00, the Earn Out Payment owed on September 30, 2014 by Parent to the SFC Equityholders under Section 2.07(f)(iii); and

(c)

third, to the extent remaining after the Last Escrow Release and the elimination of the Earn Out Payment owed on September 30, 2014, any remaining Reduction Balance shall be offset on a dollar-for-dollar basis against the Earn Out Payment owed on February 29, 2016 by Parent to the SFC Equityholders under Section 2.07(f)(iii).

After taking into account the offset of the Reduction Balance contemplated by clauses (a), (b) and (c) above, the aggregate amount of the remaining outstanding Earn Out Payments which Surviving Corporation and Parent shall pay the SFC Equityholders, in accordance with Section 2.07(e)(iii) of the Merger Agreement, is One Million Four Hundred Seven Thousand One Hundred Twenty Seven dollars and 21/100 ($1,407,127.21) plus interest accrued in accordance with Section 2.07(e)(ii), as more particularly set forth in Exhibit A. Additionally, the Surviving Corporation and Parent owe the SFC Equityholders Fifty One Thousand Eight Hundred Sixty Nine dollars and 07/100 ($51,869.07) in back interest and agree to pay such amount to the SFC Equityholders with the December 31, 2014 Earn Out Payment, thereby making the December 31, 2014 Earn Out Payment a total of Three Hundred Forty Eight Thousand Seven Hundred Seventeen dollars and 34/100 ($348,717.34). Notwithstanding anything herein or in the Merger Agreement to the contrary, such Earn Out Payments and interest shall be paid, in full, without any setoff, reduction, refund or withholding of any kind (any the Surviving Corporation and Parent hereby irrevocably waive all rights to any such setoff, reduction, refund or withholding), in the amounts set forth below and on or before the respective dates set forth on Exhibit A, and shall upon such payment be a complete satisfaction of the Surviving Corporation’s and Parent’s obligations to pay any unpaid Earn Out Payments and interest on the Earn Out Balance. The calculation of the Earn Out Payments and interest set forth on Exhibit A shall be conclusive, final and binding amongst the parties to the Merger Agreement. The Reduction Balance shall, for purposes of the calculations set forth in Section 10.06 of the Merger Agreement, be treated as a payment by the SFC Equityholders to the NAVR Indemnified Parties under Section 10.02(a)(i) of the Merger Agreement.

2.     Effective upon the date of the Last Escrow Release (as applicable, the “Release Date”), (i) Parent and Merger Sub, on behalf of themselves and each other NAVR Indemnified Party (collectively, the “NAVR Releasors”), hereby knowingly and voluntarily fully release, acquit, waive and discharge all Actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, indemnities, claims for indemnification, adjustments, setoffs, deficiencies, assessments, losses, controversies, judgments, orders, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature (including, claims for damages, costs, expense, interest, fines, penalties and attorneys’, brokers’ and accountants fees and expenses) whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated, or accrued or unaccrued, matured or unmatured (collectively, “Claims”) which any of such NAVR Releasors ever had, now have, or hereafter can, shall or may have against the Equityholder Representative, any of the SFC Equityholders, their respective Affiliates or any of their respective current or former directors, officers, managers, members, partners, stockholders, employees, representatives, agents, attorneys, heirs, successors and assigns (collectively, the “SFC Released Parties”), for, upon or by reason of any matter, cause, omission or thing whatsoever from the beginning of time through the Release Date arising under or relating to the Merger Agreement, any other document executed or delivered in connection therewith (including the Letter Agreement but specifically excluding the Excluded Agreements (defined below)) and the transactions contemplated thereby; and (ii) the Equityholder Representative, on behalf of itself, each SFC Equityholder, and each other SFC Indemnified Party (collectively, the “SFC Releasors”), hereby knowingly and voluntarily fully releases, acquits, waives and discharges any and all Claims which any of such SFC Releasors ever had, now have, or hereafter can, shall or may have against Parent or Merger Sub, along with each current or former director, officer, employee, representative, agent, attorney, successors and assigns of the Parent or Merger Sub (collectively, the “NAVR Released Parties”), for, upon or by reason of any matter, cause, omission or thing whatsoever from the beginning of time through the Release Date arising under or relating to the Merger Agreement, any other document executed or delivered in connection therewith (including the Letter Agreement but specifically excluding the Excluded Agreements) and the transactions contemplated thereby. Notwithstanding the foregoing, the releases set forth in clauses (i) and (ii), above, shall not apply to any Claims arising out of or relating (A) this Third Amendment or the Employment Agreement, the Subordination Agreements, the Registration Rights Agreement, the legal opinions issued in connection with the Merger Agreement or the articles of incorporation or bylaws of Parent or Merger Sub (collectively, the “Excluded Agreements”); (B) any fees, indemnities and other obligations owning to the Escrow Agent under the Escrow Agreement; or (C) any obligation under the Merger Agreement or the other documents contemplated thereby (excluding the indemnification provisions relating to any Claims for, upon or by reason of any matter, cause, omission or thing whatsoever from the beginning of time through the Release Date) to the extent such obligation arises after the Release Date (including, without limitation, any such obligations under Sections 2.07 (Earn Out) (as revised herein), 2.08(c)(ii) (Return of Deducted Receivables), 7.12 (Public Announcements), 7.14 (Board of Directors), 7.17 (Releases) or 7.22 (Certain Restrictive Covenants) of the Merger Agreement).

3.     Each of Parent and Merger Sub (on behalf of themselves and each other NAVR Releasor) and the Equityholder Representative (on behalf it itself and each other SFC Releasor) hereby: covenants and agrees that none of such Persons will ever sue or bring any Actions (including, without limitation, in claims for indemnification under the Merger Agreement) on account of any claims occasioned by or growing out of, or related to, directly or indirectly, any Claims purposed to be released thereby pursuant to Section 2.

4.     Each of Parent and Merger Sub, on one hand, and the Equityholder Representative, on the other hand, hereby represents and warrants to the other that: (a) such Person has the full right, capacity, power and authority to enter into this Third Amendment, to grant the releases contained herein and to perform its obligations hereunder; (b) the execution and delivery of this Third Amendment have been duly authorized by all necessary action on the part of such party; (c) this Third Amendment has been executed and delivered by such party and (assuming due authorization, execution and delivery by the other arty hereto) constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms; (d) such Person knows of no Claims against the other parties relating to or arising out of the Merger Agreement, the other documents executed in connection therewith (other than the Excluded Agreements) or the transactions contemplated thereby that are not covered by the releases contained in Section 2; and (e) such Person has neither assigned nor transferred any of the Claims released herein and no Person has subrogated to or has any interest or rights in any Claims.

5.     Except as specifically above or in Section 8 below, nothing in this Third Amendment shall constitute an amendment or modification to, or waiver under, the Merger Agreement, and the Merger Agreement, as amended hereby, shall continue in full force in effect.

6.     Each party hereto shall pay all costs and expenses incurred or to be incurred by it, him or her, as the case may be, in negotiating and preparing this Third Amendment and in closing and carrying out the transactions contemplated by this Third Amendment.

7.     This Third Amendment shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Third Amendment shall be governed by, the laws of the State of Delaware, without giving effect to provisions thereof regarding conflict of laws. All actions and proceedings arising out of or relating to this Third Amendment or the Merger Agreement shall be heard and determined exclusively in any Texas state court located in Dallas, TX, or U.S. District Court, Northern District of Texas, Dallas Division. The parties hereto hereby (a) submit to the exclusive jurisdiction of such courts for the purpose of any Action arising out of or relating to this Third Amendment brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Third Amendment or the transactions contemplated by this Third Amendment may not be enforced in or by any of the above named court.

8.     This Third Amendment may be executed and delivered (including by facsimile, or portable document format (PDF) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.     The parties acknowledge and confirm that each of their respective attorneys have participated jointly in the drafting, review and revision of this Third Amendment and that it has not been written solely by counsel for one party and that each party has had the benefit of its independent legal counsel’s advice with respect to the terms and provisions hereof and its rights and obligations hereunder. Each party hereto, therefore, stipulates and agrees that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Third Amendment to favor any party against another and that no party shall have the benefit of any legal presumption or the detriment of any burden of proof by reason of any ambiguity or uncertain meaning contained in this Third Amendment.

10.     Each of the NAVR Released Parties and the SFC Released Parties are express third party beneficiaries of this Third Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed as of the date first written above.

SPEED COMMERCE, INC. (F/K/A/ NAVARRE CORPORATION)

Signed: _________________________________

By: ____________________________________

Its: ____________________________________

SPEED COMMERCE, CORP. (F/K/A/ SPEEDFC, INC.)

Signed: _________________________________

By: ____________________________________

Its: ____________________________________

EQUITYHOLDER REPRESENTATIVE:

_________________________________________

Jeffrey B. Zisk, in his capacity as

Equityholder Representative